Exhibit 10.19

FORM OF MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”), effective as of [DATE], the (“Effective Date”), is entered into by and between Behavioral Health Practice Services, LLC (the “Company”) and [ENTITY NAME], a [ENTITY TYPE] (the “Practice”) (the Company and the Practice shall be collectively referred to as the “Parties”).

WHEREAS, the Practice employs and contracts with physicians and other clinical professionals qualified to provide Mental Health Care Services; and

WHEREAS, the Company is in the business of providing administrative and management services, as well as space, equipment, supplies and administrative personnel as set forth in Article 3 (collectively, “Management Services”), to clinician groups and health care practices.

NOW, THEREFORE, in consideration of the mutual promises and other valuable consideration, the sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound by this Agreement agree as follows:

ARTICLE 1

ENGAGEMENT

The Practice hereby engages the Company, and the Company hereby agrees to be engaged by the Practice, to provide or arrange for the provision of the management and administrative services described in this Agreement, so as to support the provision of Mental Health Care Services by the Practice to schools and health care facilities, and their patients, through the clinical professionals qualified to provide Mental Health Care Services and other clinical employees and/or independent contractors of the Practice (the “Professionals”).

ARTICLE 2

DEFINITIONS

2.1 Definitions. For the purposes of this Agreement, the following definitions shall apply:

(a)	“Force Majeure Event” has the definition set forth in Section 10.13.

(b)

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions and comparable stature and authority within the accounting profession) that are applicable to the circumstances as of the date of determination.

(c)	“Government Receivables” shall mean all Medicare, Medicaid, Children’s Health Insurance Programs (“CHIP”) or other governmental programs accounts receivable.

(d)	“Government Receivables Lockbox Account” has the definition set forth in Section 3.1.

(e)

“Incentive Fee” shall mean [•] percent ([•]%) of the amount equal to Practice Net Revenues minus (a) Practice Expenses incurred by the Company which were not included in the calculation of the Service Fee paid to the Company, and (b) Professional compensation.

(f)

“Management Fee” shall mean an amount equal to the sum of (i) the Service Fee paid to the Company, (ii) any Practice Expenses incurred by the Company which exceed the amount of the Service Fee paid to the Company and (iii) the Incentive Fee.

(g)	“Medical Board” shall mean the Medical Board of the Practice as established by the directors of the Practice and the Medical Board Charter.

(h)

“Medical Board Charter” shall mean the Medical Board Charter adopted by the directors of the Practice on or about the date hereof, which established the Medical Board and its authority, rights and obligations, as amended from time to time by the Medical Board in its sole discretion.

(i)

“Mental Health Care Services” shall mean professional psychological care, psychiatric care, behavioral health and mental health services (including any subspecialty thereof), and related consulting, management and administrative services.

(j)

“Practice Expenses” shall mean all expenses (including depreciation and amortization) incurred, directly or indirectly, by the Practice or the Company on behalf of the Practice and reflected on the Practice Financial Statements in accordance with GAAP. Exhibit A sets forth (i) categories and types of expenses that are direct expenses of the Practice and included as Practice Expenses and (ii) categories and types of expenses that are indirect direct expenses of the Practice and included as Practice Expenses.

(k)	“Practice Facilities” shall mean any of the Practice’s offices and any other site at which the Practice furnishes Mental Health Care Services.

(l)	“Practice Financial Statements” shall mean the separate financial books and records maintained for the Practice by the Company and prepared in accordance with GAAP for the Practice.

(m)

“Practice Gross Revenues” shall mean all of the gross revenue of the Practice as reflected on the Practice Financial Statements in accordance with GAAP, including all fees and other revenues that are (i) attributed to the Practice as compensation for the provision of Mental Health Care Services by the Practice, including but not limited to all fees or payments related to the delivery of Mental Health Care Services, all rights to receive the Practice’s portion of any shared risk pool payments, all copayments, coordination of benefits, third party recovery, insured services, enrollment protection (or other such revenue as is available to replenish capitated services) and all rights to receive fee-for-service income for Mental Health Care Services provided to patients; (ii) received from Practice Facilities or other health care facilities in the form of subsidies, stipends, revenue guarantees and other similar arrangements with respect to Mental Health Care Services and other contracted activities; or (iii) derived by the Practice or its employees or independent contractors on behalf of the Practice other than from the provision of Mental Health Care Services, including but not limited to consulting services, insurance and legal recoveries, royalties and licensing payments, franchise payments, rents and lease payments.

(n)

“Practice Shareholders” shall mean the Professionals who are the shareholders of the Practice pursuant to the Member Designation and Stock Restriction Agreement by and among the Practice Shareholders, Company and Practice.

(o)	“Professional” shall have the meaning defined in the preamble.

(p)

“Service Fee” shall mean the fee paid periodically by the Practice to the Company in an amount equal to the sum of (a) the Practice Expenses that are incurred by the Company up to the amount actually paid by the Company, (b) any reasonable and necessary overhead incurred by the Company in accordance with GAAP for services related to the Practice Expenses, and (c) [•] percent ([•]%) of the Practice Net Revenues, which may be adjusted periodically consistent with the Annual Budget.

(q)

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of Delaware; provided that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection or the priority of a security interest in any collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Delaware, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions relating to such perfection or effect of perfection or non-perfection or priority, as the case may be.

ARTICLE 3

DUTIES OF COMPANY

The Company shall provide or arrange for the provision of Management Services required for the day-to-day operations of the Practice as described herein, for the Practice to continue as a first-class provider of Mental Health Care Services. Subject to the terms of this Agreement, the Company shall have authority over all decision-making relating to the provision of such Management Services; provided that the Company shall reasonably consult with the Practice regarding, and shall act in accordance with the Practice’s determination as to, the types of medical equipment and supplies necessary for the Practice’s clinical or medical services. The Company does not and shall not have any decision-making authority over the provision of Mental Health Care Services or any other clinical matters or medical services, including but not limited to ownership and control of the Practice’s medical records, which decision-making, power and authority, shall be the exclusive responsibility of the Professionals. Management Services include but are not limited to the following, which shall be conducted at all times in accordance with the terms and conditions of the Medical Board Charter:

3.1 Billing and Collection Services. Subject to the terms of this Section 3.1, the Company shall establish in consultation with the Medical Board and maintain, or cause to be maintained, credit and billing and collection policies and procedures and shall bill and collect all billable Mental Health Care Services on behalf of the Practice; provided that the Practice retains ultimate responsibility for, and final approval of, such policies and procedures.

In connection with the Management Services to be provided by the Company under this Agreement, during the Term hereof, the Practice hereby appoints the Company as the Practice’s exclusive, true and lawful agent and attorney-in-fact and grants to the Company power of attorney coupled with an interest for the purposes set forth below. The Practice shall execute and deliver any documents or instruments as may be necessary to evidence or effect such agency or power of attorney, including the form of power of attorney which shall be presented to the Practice by the Company. The Parties agree that such agency and power of attorney shall expire on the later of: (a) termination of this Agreement, or (b) collection in full of all outstanding accounts receivable of the Practice as of the termination of this Agreement. The Company hereby accepts such agency and power of attorney, for the following purposes:

(a)

To bill, in the Practice’s or any Professional’s name and on the Practice’s or any Professional’s behalf, for all billable Mental Health Care Services provided, unless prohibited by any applicable law or the requirements of all payors of Government Receivables.

(b)

To collect, receive and administer, on behalf of the Practice’s account, in the Practice’s name or any Professional’s name, non-Medicare and non-Medicaid and non-CHIP accounts receivable of the Practice, including accounts receivable assigned to the Company. The administration of accounts shall include: (i) extending the time of payment of such accounts receivable; (ii) suing, assigning or selling at a discount such accounts receivable; or (iii) taking other measures to require and enforce payment of any such accounts receivable.

(c)

To the extent permitted by contract and applicable law, deposit, into one or more bank accounts in the name of the Practice at a bank or financial institution (each, a “Depository”) selected by the Company (the “Accounts”), all funds, fees and revenues generated from Mental Health Care Services for all accounts receivable except Government Receivables. The Practice shall provide disposition instructions to such Depositories to transfer, at the end of each business day during the Term, all amounts in the Accounts into a separate account established and controlled by the Company and the Practice at such Depository (the “Operating Account”). The Practice hereby designates the Company (together with the Practice) as a party authorized to administer and make withdrawals and disbursements from such Operating Account for the payment of the Practice Expenses; payment of the Management Fee; payment of interest to the Company if owed; and any other payments owed to the Company in consideration of the Company’s provision of Management Services. The Practice shall, (i) as promptly as practicable but no later than thirty (30) days, upon written notice by the Company, create a separate bank account in the Practice’s name into which all Government Receivables shall be deposited (“Government Receivables Lockbox Account”) and (ii) no later than ninety (90) days of delivery of such notice or on such other later date upon receiving any necessary approvals under Medicare, Medicaid, or any managed care program thereof, cause all Government Receivables to be deposited directly in such account by the applicable payor. On a daily basis, or at such intervals as the Practice and the Company shall otherwise mutually agree, amounts received in the Government Receivables Lockbox Account shall be “swept” or transferred into the Operating Account. The Government Receivables Lockbox Account shall be the sole and exclusive property of the Practice and the Company shall have no control over and shall not be authorized to make withdrawals from the Government Receivables Lockbox Account. It shall, however, be a material breach of this Agreement by the Practice to terminate the Company’s ability to sweep the amounts received in the Government Receivables Lockbox Account into the Operating Account.

(d)

Except with respect to Government Receivables, or as otherwise prohibited by contract or applicable law, to take possession of, endorse in the name of the Practice and any Professional, sign or deposit any notes, checks, money orders, insurance payments and any other instruments received as payment for Mental Health Care Services.

(e)

Other than in connection with the cash management responsibilities described in this Agreement, to advance funds (without interest) to the Practice for the Practice’s payment of any Practice Expense or as otherwise agreed to by the Parties to the extent financial resources of the Practice are inadequate.

In furtherance of the covenants set forth in this Section 3.1, the Practice shall execute all necessary billing forms in order to allow insurance billing forms to be promptly submitted to all proper entities. The Practice hereby authorizes any officer of the Company to execute such insurance forms with the Practice’s or any of its employees’ or independent contractors’ names and to submit them to payors and other appropriate parties on behalf of the Practice in accordance with the usual office procedures and as permitted by law.

The Practice agrees to cause its employees and independent contractors (including Professionals) to execute any agreements necessary for the Company to perform billing services and other services described in this Agreement.

3.2 Billing Information and Collection of Accounts Receivable. The Practice shall promptly provide the Company with all requested billing information to enable the Company to bill and collect the Practice’s charges on behalf of the Practice; provided that the applicable treating Professional shall be responsible for appropriately coding the Professional’s services provided and supplying all correct codes associated with the Mental Health Care Services. The provisions of this Section 3.2 shall apply to Mental Health Care Services rendered and accounts receivable existing prior to the effective date of termination of this Agreement. The Company shall retain the right to collect any accounts receivable relating to Mental Health Care Services rendered prior to the effective date of termination of this Agreement; provided, that, in the event this Agreement is terminated by the Practice pursuant to Section 8.3, any such uncollected accounts receivable at the time of termination shall be the exclusive property of the Practice and the Company shall have no right or responsibility to collect or to retain any such accounts receivable or pay Practice Expenses following the date of such termination.

3.3 Security Interest. To the extent permitted under applicable law, as security and collateral for (x) the obligations of the Practice to the Company under this Agreement, and (y) any loans, advances and any other obligations from the Company to the Practice (whether made before or after the date hereof), the Practice hereby grants a security interest to the Company in all of its (i) Accounts, (ii) Chattel Paper, (iii) Commercial Tort Claims, (iv) Deposit Accounts, cash and other monies, (v) Documents, (vi) Equipment, (vii) Fixtures, (viii) General Intangibles (including Payment Intangibles and intellectual property), (ix) Goods, (x) Instruments, (xi) Inventory, (xii) Investment Property, (xiii) Letter-of-Credit Rights and Supporting Obligations, (xiv) other personal property whether or not subject to the UCC and, whether now owned or later acquired, and (xv) all proceeds of the foregoing, in each case as such terms are defined under the UCC. The Practice and the Practice Shareholders agree to execute such further documents and instruments as may be deemed necessary or desirable by the Company (in the Company’s sole discretion) to effect the provisions of this Section, including entering into deposit account control agreements with respect to the Operating Account (but not the Government Receivables Lockbox Account) and hereby authorizes the Company to file one or more financing statements or continuation statements and amendments thereto, describing the security interest granted to the Company hereunder.

3.4 Third Party Practice Facility and Payors. The Company shall negotiate, in consultation with the Practice, contracts to provide services to schools and other health care facilities (“Practice Facility Agreements”), and all third party payor agreements, including without limitation, HMO, PPO, employee health benefit plans, and other insurers, to be entered into between the Practice and such third parties (“Payor Agreements”). All Practice Facility Agreements or Payor Agreements and any amendments thereto shall be approved and executed by the Practice. On behalf of the Practice, the Company shall administer, and act as the liaison of the Practice for all contracted third party payors. The Company shall monitor performance of the respective parties to such Payor Agreements and Practice Facility Agreements for compliance with the terms and conditions set forth therein, as well as all applicable federal and state laws, rules and regulations.

3.5 Practice Facility Liaison. The Company shall be the administrative liaison between the Practice and any Practice Facility or other health care entity in which the Practice and/or Professionals provide Mental Health Care Services, including pursuant to a contractual arrangement between the Practice and any Practice Facility or other health care entity. To the extent that such Practice Facility is not owned, operated by, or an affiliate of the Company, the Company shall consult and cooperate with the Practice’s Professional who is responsible for the relationship with such Practice Facility to ensure that such relationship is maintained by the Practice. The Company shall provide to the Practice any administrative services required by the Company to perform its obligations hereunder associated with the Practice’s Mental Health Care Services at such Practice Facilities. The Company shall also bill and collect all medical director stipends, coverage fees or other sums that may be due from such Practice Facilities or other health care entity on behalf of the Practice.

3.6 Human Resources Services. The Company shall provide the following human resources services: coordination of, whether directly or indirectly, employee benefits, including insurance plans; recruiting and hiring of any personnel other than the Professionals (the “Non-Clinical Personnel”); setting of evaluation standards and salaries of Non-Clinical Personnel; development of compensation plans for clinical personnel subject to approval by the Practice; provision of day-to-day management and direction to Non-Clinical Personnel; and development of human resource policies and procedures pertaining to both clinical and Non-Clinical Personnel. The Company shall establish payroll accounts and procedures in accordance with Section 3.7.

3.7 Financial Services. The Company shall provide the following financial services: the Company shall provide such bookkeeping services as may be required to keep the books and accounts of the Practice, and may, at its discretion, retain a professional accountant to perform the same, the Company shall manage federal, state and local tax compliance and liabilities, and the Company shall track and pay all accounts payable on behalf of the Practice.

The Company and Practice shall work together to develop and approve a fee schedule for Mental Health Care Services to be provided by the Practice. Such fee schedule shall be consistent with the Annual Budget (as defined below) of the Practice. The Company shall review the fee schedule on a periodic basis and recommend changes to the Practice as may be necessary; provided that, so long as such fee schedule is consistent with the Annual Budget, the Practice shall have the final right to determine the fee schedule for Mental Health Care Services to be provided by the Practice.

3.8 Cash Management. The Company is authorized to open one or more bank accounts necessary to manage the finances of the Practice in accordance with Section 3.1. The Company is authorized to establish payroll systems and make payroll payments, pay accounts payable and otherwise satisfy the obligations of the Practice from these accounts. The Company shall deposit all collections from services rendered by the Practice into these accounts and shall pay the Practice Expenses from such accounts. The Company shall prepare monthly reconciliations of all bank accounts.

3.9 Recruiting. The Company shall assist Practice with the recruitment of Professionals, for which Practice has final determination consistent with Section 5.2. The Company will ensure that the hiring of any Professionals is consistent with the Annual Budget and business plan of the Practice.

3.10 Credentialing. The Company shall monitor the licensing and credentials of the Professionals to ensure that the Professionals continue to meet credentialing guidelines set forth by the state, facility and the Practice in which the Professionals provide Mental Health Care Services, as well as the third party payors contracted with the Practice. Professionals shall remain responsible for the maintenance of their licenses and credentials.

3.11 Planning and Budgeting. The Company shall assist the Practice in short and long range planning, including the projection of personnel needs, proposals of benefit packages, analyses of future markets, and other necessary planning services. The Practice shall coordinate with the Company to prepare annual budgets (“Annual Budget”), which shall be submitted to the Company for its approval. The Practice agrees to operate within and in accordance with the Annual Budget unless a variance from the Annual Budget is approved by the Company (which approval shall not be unreasonably withheld) or such variance involves an emergency expenditure to maintain required staffing levels or treatment standards. Notwithstanding the foregoing, the Practice retains the responsibility for ensuring that adequate staffing levels are maintained, and must notify the Company if the Practice is not or reasonably expects not to be adequately staffed at any point.

3.12 Insurance.

(a) The Company shall obtain and maintain a policy or policies of professional liability insurance providing coverage for the Practice and its Professionals as the named insured, with the Company named as an additional insured. Such policy or policies shall remain in effect during the Term. The policy or policies of insurance described above shall have coverage limits that are consistent with the applicable medical staff bylaws or other requirements of Practice Facilities in which the Practice or Professionals provide Mental Health Care Services. In addition, the Company shall maintain on behalf of the Practice a policy or policies of directors and officers insurance and an errors and omissions policy providing coverage for the officers and directors of the Practice and the Practice as the named insureds. The directors and officers and errors and omissions policies shall remain in effect during the Term. The directors and officers and errors and omissions policies of insurance described above shall have limits of liability in amounts reasonably determined by the Company in accordance with industry custom for practices of similar size and scope as the Practice. The Company shall use its reasonable best efforts to enable the Practice to obtain all such coverage at the most favorable rates available taking into account the claims experience of the Practice and the Professionals. The Company shall administer such insurance coverage and all costs and expenses to be incurred by the Company on behalf of the Practice to obtain and maintain such insurance coverage shall be included in the Annual Budget. The Company shall maintain on behalf of the Practice “continuous coverage,” as defined by this Section 3.12, for the entire Term, as well as all extensions or renewals hereof, and for a period of no less than the applicable statute of limitations for such professional liability matters after the Agreement’s termination for any reason. In order to maintain continuous coverage for this period, the Company shall obtain and maintain on behalf of the Practice the above insurance policies without interruption, and if it changes insurers for any reason whatsoever, it will take any actions required to obtain “tail” insurance from the preceding carriers, or “nose” insurance from the subsequent carriers. The “tail” insurance must be of either an unlimited type (subject to commercial availability) or of the type which would extend the discovery period beyond the last effective day of the last contract between the Parties for a period equal to the statute of limitations for professional liability actions involving the Practice and its Professionals. For “nose” insurance, the retroactive effective date for such insurance must be at least the Effective Date of this Agreement. The Company shall administer such insurance coverage and all costs and expenses to be incurred by the Company on behalf of the Practice to obtain and maintain such insurance coverage shall be included in the Annual Budget.

(b) The Company shall arrange for, on behalf of the Practice, whether directly or through any third party professional employment organization, worker’s compensation insurance covering the Practice’s employees for so long as it continues to employ such individuals, in accordance with applicable state laws as such laws may from time to time be amended. The Company shall also have the option of entering into a “Non-Subscriber Program” instead of traditional workers’ compensation coverage if permitted by applicable state law. The Company shall administer such insurance coverage, and all costs and expenses to be incurred by the Company on behalf of the Practice to obtain and maintain such insurance coverage shall be included in the Annual Budget.

(c) In the event of modification, termination, expiration or cancellation of any of the policies of insurance required by this Section 3.12, as applicable, the Practice shall give the Company written notice thereof within 30 days, or 10 days in the case of non-payment of premium, prior to the effective date of such notification from any of its insurers or Professionals.

(d) The Company may, in its discretion, provide any of the insurance coverages described above to the Practice or the Professionals through any A-rated insurance provider.

3.13 Compliance. The Company shall reasonably assist the Practice to operate in compliance with all laws and shall maintain and implement, on behalf of itself and the Practice, a corporate compliance program, which supports the intent of the Parties to comply with applicable legal and regulatory requirements that affect health care Professionals (“Compliance Program”). The Compliance Program will be operated in accordance with (1) a written Compliance Plan and Code of Conduct; (2) those compliance policies and procedures established by the Company to support the requirements and spirit of the Compliance Program; and (3) generally recognized and accepted health care industry compliance practices, established statutory and regulatory requirements, and sound business, legal and ethical principles.

3.14 Legal. The Company shall arrange for legal resources to facilitate hospital, health care entity and clinical employment contracting, real estate and other contract review, maintenance of corporate records and minute books, and general legal compliance.

3.15 Risk Management. The Company shall develop programs to identify areas of potential legal risk for the Practice, and shall coordinate risk management services and legal representation in the event of actual or anticipated litigation against the Practice.

3.16 Education Support. The Company and the Practice may provide educational resources to Professionals, including resources to support continuing education requirements of the Professionals pursuant to state licensure laws.

3.17 Peer Review. Consistent with applicable law, the Company shall provide administrative support related to programs to improve the quality of care provided by Professionals, including any and all current programs or the development and implementation of new programs. Upon a request for peer review from management of the Company, the Medical Board, a Practice Facility, or a Professional, the Company shall arrange for a review that complies with the applicable peer review requirements set forth under applicable state law and rules. The Company shall provide assistance to the Practice in implementing recommendations or a corrective action plan, follow-up issues and fulfilling reporting obligations, if any.

3.18 Quality Improvement. The Company shall provide administrative support related to the Practice’s development and implementation of clinical best practices. The Practice and the Company acknowledge that, in connection with such quality improvement activities, it may be necessary to provide the Company with protected health information and the Practice and the Company agree to treat such information in accordance with Section 3.20.

3.19 Information Technology. The Company shall arrange for information technology services on behalf of the Practice, including email, voicemail, office telephones, fax machines, time and attendance systems, scheduling systems, and other information technology systems as determined by the Company, after consultation with the Practice, to be necessary for the efficient operation of the Practice.

3.20 HIPAA and Business Associate Status. The Company understands and agrees that the Practice is required to comply with the Health Insurance Portability and Accountability Act of 1996, and all rules and regulations promulgated thereunder, including the Privacy Standards (45 C.F.R. Parts 160 and 164), the Electronic Transaction Standards (45 C.F.R. Parts 160 and 162) and the Security Standards (45 C.F.R. Parts 160, 162 and 164), and the Health Information Technology for Economic and Clinical Health Act of 2009 enacted as part of the American Recovery and Reinvestment Act of 2009 (collectively, “HIPAA”) and that it and the Practice are required to comply with applicable state privacy rules and regulations. In order to comply with HIPAA, as a business associate of the Practice, the Company agrees to execute a Business Associate Agreement attached hereto as the Exhibit B to this Agreement.

3.21 Compliance with Medical Board Charter. In performing its Management Services and other obligations under this Agreement, the Company shall at all times comply with the terms and conditions of the Practice’s Medical Board Charter.

3.22 Compliance with Law and Payor Requirements. The Company, and its officers, directors, managers, employees and affiliates that provide Management Services shall comply at all times with all federal, state, and local laws, regulations and rules, and the rules of applicable third party payors applicable to its business and the Management Services provided by the Company and its affiliates.

ARTICLE 4

PAYOR CONTRACTS AND RELATIONSHIPS; CONFIDENTIALITY

4.1 Performance of Services.

(a)

The Practice may enter into Practice Facility Agreements and Payor Agreements pursuant to Section 4.2. The Practice hereby agrees to provide Mental Health Care Services solely and exclusively at Practice Facilities and other health care entities which the Company has approved of and only after approval by the Company of the contract for the provision of such services by the Practice in accordance with Section 3.4; provided, however the Company shall reasonably consult with the

Practice before approving a Practice Facility Agreement or Payor Agreement under this Section and pursuant to the Medical Board Charter. Approval by the Company is intended to ensure that contracts contain appropriate financial terms and restrictive covenants, in keeping with the intent of this Agreement, so as to enable the Company to fulfill its obligations under this Agreement. The Practice shall comply, and shall require its Professionals to comply, with the terms and conditions of such Practice Facility Agreements and Payor Agreements.

(b)

The Company shall maintain all Practice Facilities in good order, condition and repair, to the extent the Practice or the Company have any obligation with respect thereto under any Practice Facility Agreements.

4.2 Negotiation of Contracts. In consultation with the Practice, the Company shall negotiate Practice Facility Agreements and Payor Agreements on behalf of the Practice; provided, that, the Company shall use commercially reasonable efforts to negotiate such agreements that are in the best interests of the Practice. Practice reserves ultimate approval of all negotiated Practice Facility Agreements or Payor Agreements consistent with Section 3.4 above. The Practice will execute and enter into such approved Practice Facility Agreements or Payor Agreements. Besides with the Company as specifically provided for herein, the Practice agrees not to consult with any third party to negotiate, make or propose any Practice Facility Agreements or Payor Agreements, or any amendments, modifications or waivers thereto, or otherwise arrange for the Mental Health Care Services of the Practice or its Professionals during the Term.

4.3 Privileges. The responsibilities of the Company hereunder do not include any duty to negotiate or obtain medical staff membership or clinical privileges for Professionals. At the Company’s request, the Practice shall use commercially reasonable efforts to cause such Professionals to (i) obtain necessary medical staff membership and clinical privileges; and (ii) to resign from medical staff membership and clinical privileges in accordance with the Professional’s employment agreement or independent contractor agreement with the Practice, upon termination of this Agreement, or as may be required to fulfill contracts with facilities and other health care entities.

4.4 Confidential Information. The Practice agrees that neither the Practice, nor the Practice Shareholders, shall reveal to any person, association, or company, or shall use or otherwise exploit for their own benefit or for the benefit of anyone other than the Company, any Confidential Information (as defined below) concerning the organization, business or finances of the Company so far as they have come or may come to their knowledge, except as may be required in the ordinary course of performing their duties for the health care practice of the Practice or except as may be in the public domain through no fault of their own, and they shall keep secret all matters entrusted to them and shall not use or attempt to use any such Confidential Information in any manner which may injure or cause loss or may be calculated to injure or cause loss whether directly or indirectly to the Company. The Practice shall use commercially reasonable efforts to ensure that all of its Professionals agree to be bound by substantially similar confidentiality requirements as this Section 4.4. “Confidential Information” shall include, without limitation, any patents, patent applications, licenses, copyrights, trademarks, trade names, service marks, service names, “know-how,” trade secrets, customer or patient lists, details of client or consulting contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, procurement and sales activities, promotional and pricing techniques, credit and financial data concerning customers, business acquisition plans or any portion or phase of any scientific or technical information, ideas, discoveries, designs, computer programs (including source or object codes), processes, procedures, formulas or improvements of the Practice or the Company, whether or not in written or tangible form, and whether or not registered, and including all memoranda, notes, plans, reports, records, documents and other evidence thereof. The restrictive covenants in this Section 4.4 shall not prohibit the Practice Shareholders from disclosing Confidential Information to each such shareholder’s personal legal and financial advisors, as necessary for such individuals to render advice to each such Practice Shareholder.

The Practice and the Practice Shareholders agree to promptly return to the Company any Confidential Information in their possession upon disassociation or termination for any reason from the Practice or upon the termination of this Agreement for any reason.

The Parties acknowledge that all medical records are not Confidential Information, but shall remain confidential information at all times in accordance with the provisions of applicable law. The Company acknowledges that the Practice will receive certain reports and other financial and operating information from the Company, and that such information, while Confidential Information as to third parties, is not Confidential Information as between the Practice and the Company.

The Parties specifically agree that the provisions of this Section 4.4 shall survive termination of this Agreement for any reason.

4.5 Breach of Covenants. The Parties hereto agree that damage to the Company would be irreparable and incalculable should the Practice violate the covenants contained in Section 4.4 of this Agreement. Without limitation of any other legal or equitable rights which the Company may possess, the Practice expressly agrees that the Company or its assigns shall be entitled to injunctive relief without the necessity of first proving damages in the event of a threatened or actual breach of such covenants by the Practice. Said right to temporary or injunctive relief shall exist notwithstanding any dispute, controversy or allegation of breach by the Practice hereunder or otherwise. For the avoidance of doubt, the provisions set forth in Sections 4.4 and 4.5 shall not apply to Professionals employed or otherwise retained by the Practice and any similar restrictions binding or restricting Professionals engaged or otherwise retained by the Practice shall be set forth in the individual personalized agreements between such Professionals and the Practice concerning the provision of services to the Practice.

ARTICLE 5

LIMITATION ON MANAGEMENT SERVICES

5.1 Notwithstanding any other provision to the contrary contained in this Agreement, the Company shall exercise no control nor have any responsibility for the Mental Health Care Services rendered to any patient by the Professionals. Any purported delegation of authority by Practice to Company that would require or permit Company to engage in the practice of psychology or medicine or provide the Mental Health Care Services shall be prohibited and deemed ineffective, and Practice shall have the sole authority with respect to such matters. The

Company and the Practice agree that it is not the intent of this Agreement to interfere with the professional clinical judgment of the Professionals. The Company shall not, in any manner, directly or indirectly regulate or control the Professionals’ independent clinical judgment concerning the practice of medicine or psychology or the diagnosis and treatment of patients. All decisions relating to patient care and treatment shall be made by a Professional in his or her sole and absolute discretion. Any licenses, permits or other certifications which the Practice or its Professionals may need to provide Mental Health Care Services shall be the sole responsibility of the Practice and such Professionals.

5.2 The Practice shall retain responsibility for the hiring, termination, training or supervision of Professionals employed or otherwise retained by the Practice. Any material deviations from Company’s form clinical Professional employment or independent contractor agreement shall require the prior approval of the Company. The Practice agrees to use commercially reasonable efforts to ensure that Professionals perform the obligations of their respective agreements (including employment agreements and independent contractor agreements) in accordance with the terms and conditions of such agreements and this Agreement, as the case may be.

5.3 Until the one-year anniversary of the Effective Date, Company shall provide the Management Services in substantially the same manner the Practice performed the applicable services or functions prior to the Effective Date, except with respect to leveraging scale and economies that will decrease the administrative and management cost of performing such services, and shall not, except as required by applicable law, implement any policies or procedures that could have a detrimental impact on the financial results of operating the Practice.

ARTICLE 6

NEGATIVE COVENANTS OF PRACTICE

During the Term, the Practice shall not, without the Company’s prior written authorization or approval, take any action or inaction in contravention of any directive, policy or procedure of the Company previously communicated to the Practice, which would be materially inconsistent with the terms, conditions or representations contained in this Agreement. Any such action or inaction subject to this ARTICLE 6 shall include, but not be limited to, the Practice:

(a) entering into any partnership arrangement, joint venture, reorganization, merger, consolidation, complete liquidation or dissolution of the Practice, regardless of whether the Practice would be the surviving entity of such transaction;

(b) except for agreements with Professionals entered into in accordance with the terms of this Agreement, entering into any material contract, agreement or understanding, whether oral or written, with any person or entity which would affect the provision of Management Services;

(c) except for Practice Expenses contemplated by this Agreement, incurring any indebtedness or material expense, or guaranteeing any such indebtedness or material expense;

(d) commencing any litigation or similar proceeding against any person or entity other than in connection with the defense of any claim arising out of the provision of Mental Health Care Services;

(e) selling, leasing, licensing, encumbering or otherwise disposing of any properties or assets of the Practice other than in the ordinary course of providing Mental Health Care Services; and

(f) except as contemplated by this Agreement, establishing any depository, money market, investment or other account at a bank or other financial institution.

Provided, however, this ARTICLE 6 shall not apply to enforcement or defense of the Practice’s rights and obligations related to or under that certain Asset Purchase Agreement, dated as of the date of hereof, by and among the Practice, Behavioral Health Practice Services, LLC and other parties named therein, or the transactions contemplated thereby.

ARTICLE 7

COMPENSATION AND EXPENSES

7.1 Management Fee. The Practice shall pay the Company the Management Fee for all of the Management Services provided by the Company pursuant to this Agreement. The Management Fee shall be paid in 12 monthly installments on or before 15 days following the end of the month for which the payment is due based upon the estimated Management Fee for such month. The payment of the Management Fee shall be subject to the priority of payments from the Operating Account as set forth in Section 7.2. For avoidance of doubt, (i) in the event that the Practice’s revenues are insufficient to pay the full amount of the Management Fee in any given month, the balance owed to the Company shall accrue and be due and payable to the Company the following month, (ii) any outstanding accruals related to the Management Fee shall be due in full upon the termination of this Agreement, and (iii) any outstanding accruals related to the Management Fee shall be due and payable in the event of a liquidation or winding up of the Practice, in each such case, together with any amounts owed to the Company as a result of such reconciliation. The Parties acknowledge and agree that in no event will the total amount paid with respect to the Management Fee during each contract year of this Agreement exceed the Practice Gross Revenues less the Practice Expenses with any excess amount rolling forward to the next year and payable as part of the Management Fee during subsequent years until paid in full.

The Parties acknowledge that the Management Fee has been negotiated at arms’ length and is fair, reasonable and consistent with fair market value compensation to the Company in view of the scope of the Management Services and assumed business risks.

7.2 Priority of Payment. The priority and order of disbursements by Company from the Operating Account shall be as follows:

7.2.1 Practice Expenses

7.2.2 Management Fees (other than the Practice Expenses)

7.2.3 The balance, if any, paid to the Practice for retained earnings

7.3 Confirmation by Practice. Notwithstanding anything to the contrary, the Practice and its advisors shall be permitted access to the Company’s Books and Records (defined below) to confirm the calculations, reconciliations and payment of the Management Fee and Practice Expenses by the Company.

ARTICLE 8

TERM AND TERMINATION

8.1 Term of Agreement. The initial term of this Agreement shall be the 20 year period commencing on the Effective Date (“Initial Term”) unless sooner terminated pursuant to Sections 8.2, 8.3 or 8.4. This Agreement shall automatically renew thereafter for successive five year periods (each, a “Renewal Term”), unless there is an uncured material breach as described in Sections 8.2, 8.3 or 8.4 at the time of such contemplated renewal in which case this Agreement shall remain in effect pending resolution of such dispute and any Renewal Term thereafter shall only become effective upon successful resolution of such dispute and mutual agreement of the Company and the Practice to give effect to such Renewal Term. The Initial Term and each Renewal Term are sometimes referred to collectively herein as the “Term.”

8.2 Termination by the Company with Cause. This Agreement may be terminated by the Company upon a material breach of any provision of this Agreement by the Practice which is not cured within 60 days after written notice is given to the Practice, provided, however that such breach is not due to a Force Majeure Event.

8.3 Termination by the Practice with Cause. This Agreement may be terminated by the Practice upon:

(a)	the gross negligence or fraud of the Company in its provision of Management Services hereunder; or

(b)

the material breach of any provision of this Agreement by the Company which is not cured within 60 days after written notice is given to the Company, provided, however that such breach is not due to a Force Majeure Event.

8.4 Other Termination by the Practice or the Company. This Agreement may be terminated by either Party in the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by the other Party, or upon the receivership or voluntary or involuntary dissolution of the other party without reinstatement within 60 days or the filing of a petition in involuntary bankruptcy against either Party which is not dismissed within 90 days thereafter. This Agreement may also be terminated by mutual agreement of the Parties.

ARTICLE 9

STATUS OF COMPANY; OTHER OBLIGATIONS

9.1 Status of the Company. In the performance of the duties, responsibilities and obligations required by this Agreement, the Company shall at all times be performing as an independent contractor of the Practice. The Company and the Practice are not partners, joint venturers, employees or associates of each other and no act, or failure to act, by either party hereto shall be construed to make or render the other party its partner, joint venturer, employee or associate. Nothing in this Agreement limits the right of the Company to provide any services or products or enter into any contractual arrangements with any person or entity, including, without limitation, persons or entities in similar businesses or in competition with the Practice.

9.2 Indemnification. The Company shall indemnify, defend and hold harmless the Practice and its officers, directors, shareholders, affiliates, employees, agents, attorneys, representatives and independent contractors (“Practice Parties”) for, from and against any and all liabilities, losses, damages, claims, causes of action and expenses (including reasonable attorneys’ fees and costs and the costs of any dispute resolution proceeding) (collectively, “Losses”), suffered by Practice Parties to the extent arising out of any acts of gross negligence or willful misconduct of the Company or any breach or omission, performance or nonperformance by the Company under or of any term of this Agreement. This Section 9.2 shall survive the termination or expiration of this Agreement.

9.3 Compliance With Law. The Company covenants that it will have and maintain during the Term all licenses, permits, certifications, registrations, accreditations and approvals as are required by law for the Company to perform the Management Services hereunder. The Company further covenants that it will perform the Management Services hereunder in accordance with reasonable commercial standards and in material compliance with all applicable laws, statutes, ordinances and regulations.

9.4 Insurance. During the Term, the Company shall maintain with an insurance company (a) general liability insurance, in the minimum amount of [•] ($[•]) per occurrence and [•] ($[•]) in the annual aggregate; and (b) professional liability insurance, on an occurrence basis, in the minimum amounts of [•] ($[•]) per occurrence and [•] ($[•]) in the aggregate, covering the Company’s operations. The Company has the option to purchase and maintain a claims-made professional liability insurance policy; provided, however, that if the Company purchases such a claims-made professional liability insurance policy, the Company shall be required, upon termination or expiration of this Agreement, to purchase tail coverage having the same limits. The Company shall, to the extent reasonably permitted by the Company’s insurer, name the Practice as an additional insured on its general liability policies, and the Company shall be responsible for the cost therefor. Upon request, the Company shall provide the Practice with documentation evidencing such insurance coverage. The Company agrees not to materially alter or cancel such insurance coverage without 30 days’ prior written notice thereof to the Practice.

ARTICLE 10

MISCELLANEOUS

10.1 Notices. Any notice required or permitted to be given hereunder to either Party shall be deemed given if sent by hand delivery, by registered or certified mail, return receipt requested, or by overnight mail delivery for which evidence of delivery is obtained by the sender, to such Party at:

Practice:

[ENTITY NAME]

[ADDRESS]

[ADDRESS]

Company:

Behavioral Health Practice Services, LLC

10655 NE 4th Street, Suite 901

Bellevue, WA 98004

Attn: Ryan Pardo

Email: [*]

10.2 Limitation of Assignment. This Agreement shall not be assigned by any Party in whole or in part without the express written consent of the other Party provided, however, that, the Company shall have the right at any time to grant a security interest in or collaterally assign any of its rights under this Agreement to any parties providing secured financing to the Company or its subsidiaries or affiliates. Notwithstanding anything herein to the contrary, the Parties hereby agree that the Company may assign this Agreement or delegate any of its obligations hereunder to an affiliate, provided that the Company shall remain responsible for the performance of its affiliate, and the Company may assign this Agreement to an entity of any kind succeeding to the business of the Company in connection with the merger, consolidation, or transfer of all or substantially all of the assets and business of the Company to such successor without consent.

10.3 Binding on Successors in Interest. The provisions of, and obligations arising under, this Agreement shall extend to, be binding upon and inure to the benefit of the successors and permitted assigns of each Party.

10.4 Severability. The Parties hereto have negotiated and prepared the terms of this Agreement in good faith with the intent that every one of the terms, covenants, and conditions herein be binding upon and inure to the benefit of the respective Parties. Accordingly, if any one or more of the terms, provisions, promises, covenants, or conditions of this Agreement or the application thereof to any person or circumstance shall be adjudged to any extent invalid, unenforceable, void, or voidable, for any reason whatsoever, by a court of competent jurisdiction or an arbitration tribunal, such provision shall be as narrowly construed as possible, and each and all of the remaining terms, provisions, promises, covenants, and conditions of this Agreement or their application to other persons or circumstances shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law. To the extent this Agreement is in violation of applicable law, the Parties agree to negotiate in good faith and in accordance with Section 10.18 to amend the Agreement, to the extent possible consistent with its purposes, to conform to such law.

10.5 Conformance with Law. Each Party agrees to carry out all activities undertaken by it pursuant to this Agreement in conformance with all applicable federal, state and local laws, rules and regulations.

10.6 Entire Agreement/Amendment. This Agreement supersedes all previous contracts between the Parties relating to the subject matter hereof, and, together with the Exhibits hereto, constitutes the entire agreement between the Parties related to the subject matter described herein. Oral statements or prior written materials not specifically incorporated in this Agreement shall not be of any force and effect. In entering into and executing this Agreement, the Parties rely solely upon the representations and agreements contained in this Agreement and no others. No changes in, additions to, or termination of this Agreement shall be effective unless and until made in writing and signed by an authorized officer or agent of the Practice and the Company.

10.7 Governing Law. The laws of the State of Delaware shall govern the construction and interpretation of this Agreement, without regard to any conflicts of laws principles.

10.8 Third Party Beneficiaries. This Agreement shall not be construed to create any third party beneficiaries.

10.9 Waiver of Breach. No provision of this Agreement shall be deemed waived unless evidenced by a written document signed by an authorized officer or agent of the Practice and the Company. The waiver by either Party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision of this Agreement.

10.10 Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.11 Gender and Number. When the context of this Agreement requires, the gender of all words shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural.

10.12 Execution. This Agreement and any amendments may be executed in multiple originals, each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument. Signatures delivered by facsimile, or as attachments to emails, shall be as effective as originals.

10.13 Force Majeure. Neither Party shall be liable nor deemed to be in default for any delay or failure in performance under this Agreement or other interruption of service, employment, or independent contractor relationship deemed resulting, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by either Party’s employees or independent contractors, governmental action or delay in granting necessary permits or approvals, or any similar or dissimilar cause beyond the reasonable control of either Party, each a (“Force Majeure Event”).

10.14 Authority. Each signatory to this Agreement represents and warrants that he/she possesses all necessary capacity and authority to act for, sign, and bind the respective entity on whose behalf he/she is signing.

10.15 No Duty to Patients. Nothing in this Agreement is intended by the Parties to create or imply a duty by the Company to the Practice’s patients or patients of the Practice Facilities or other health care facilities in which the Professionals provide services.

10.16 No Limitation on Health Care Services. Nothing in this Agreement is intended by the Parties to limit or control in any way, services provided by the Practice’s Professionals.

10.17 Books and Records. All financial books and records relating to or arising from the Management Services on behalf of Practice hereunder (“Books and Records”) shall be maintained by Company for a period of seven years after the period of which such Management Services were rendered by Company unless otherwise agreed to by the Parties. In the event of any request for Books and Records by any person or entity other than the Practice, its agents, accountants or attorneys (e.g., governmental agency), the Company agrees to promptly notify the Practice of such request. The Practice shall have full discretion regarding the proper response to such request, and the Company shall not disclose any Books or Records without prior written approval of the Practice, except as may be required by law. The Practice Shareholders shall have complete access to the Books and Records at all times; provided, that the Practice Shareholders have a commercially reasonable business purposes for such access, and the right to copy such books and records, in order to: (i) defend the Practice and its Professionals against any claims or investigations by any party (including without limitation, any professional board or governmental agency, any third party payor, etc.); and (ii) confirm the Company’s Management Services, payments, financial calculations and compensation under this Agreement.

10.18 Legal, Regulatory or Administrative Change. In the event of a change in the Medicare or Medicaid statutes, applicable federal and state statutes, case laws, regulations or general instructions, the interpretation of any of the foregoing, the adoption of new federal or state legislation or a change in any third party reimbursement system (“Legal Change”), any of which are reasonably likely to materially and adversely affect the manner in which either Party may perform or be compensated for its services under this Agreement or which shall make this Agreement unlawful, the Parties shall immediately, but in no event later than 90 days, enter into good faith negotiations regarding and use all reasonable efforts to enter into, a new arrangement pursuant to this Agreement that complies with such Legal Change in a manner which approximates, as closely as possible, the economic position of the Parties prior to the change.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers or agents.

Practice:	Company:

[ENTITY NAME], a [ENTITY TYPE]	Behavioral Health Practice Services, LLC

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A

PRACTICE EXPENSES

Practice Expenses shall mean the following, calculated in a manner consistent with GAAP and without duplication:

Direct Expenses of the Practice

All expenses incurred directly by the Practice including but not limited to:

•	The fees paid to any third party professional employment organization for, or any direct payment of salaries, wages and benefits of all employed and contracted Professionals;

•	Fees paid to temporary clinical staff of the Practice;

•	The health, welfare and other related benefits of Professionals;

•	The cost of any continuing medical education and other professional development programs that are provided to the Practice’s clinical staff;

•	Professional liability, malpractice and other insurance programs maintained by the Practice;

•	Depreciation and amortization of any equipment, software or systems owned by the Practice;

•	Payroll, franchise and other taxes of the Practice; and

•	All other costs of delivering Mental Health Care Services to patients of the Practice that are directly incurred by the Practice.

Indirect Expenses of the Practice

The direct expenses incurred by the Company performing Management Services, plus an allocation of any indirect expenses or shared resources required to perform Management Services including, but not limited to the items below:

•

The fees paid to any third party professional employment organization for, or any direct payment of salaries, wages, benefits and payroll taxes for employees directly engaged in delivering Management Services to the Practice;

•	Compensation paid to Professionals for administrative services, including serving as an officer, director, committee member or similar capacity for the Practice or the Company;

•	Development and maintenance of information technology systems and infrastructure for the Practice;

•	Cost to deliver telecommunications and data services to the Practice;

•	Rent and lease expense for any facilities used to deliver Management Services to the Practice;

•	Professional liability, malpractice and other insurance programs maintained by the Company either on behalf of the Practice or related to Management Services provided to the Practice;

•	Professional fees, including accounting, legal, tax, compliance, recruiting, marketing and other external costs required to deliver Management Services to the Practice; and

•	Depreciation and amortization of any equipment, software or systems owned or used by the Company to deliver Management Services to the Practice.

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EXHIBIT B

BUSINESS ASSOCIATE AGREEMENT

This BUSINESS ASSOCIATE AGREEMENT (“BAA”) is made a part of and incorporated into the Management Services Agreement (“Agreement”) between Behavioral Health Practice Services, LLC (“Business Associate”), and [ENTITY NAME], a [ENTITY TYPE] and its affiliates (if any) (collectively, “Covered Entity”). This BAA shall be effective as of the effective date of the Agreement (“Effective Date”).

This BAA implements certain requirements of the Health Insurance Portability and Accountability Act of 1996, as supplemented and amended by Subtitle D of the Health Information Technology for Economic and Clinical Health (HITECH) Act provisions of the American Recovery and Reinvestment Act of 2009 and the rules and regulations promulgated thereunder (collectively, “HIPAA”). Those regulations include federal privacy regulations codified at 45 CFR parts 160 and 164 (subparts A and E) (“Privacy Rule”), security regulations codified at 45 CFR parts 160 and 164 (subparts A and C) (“Security Rule”), and breach notification regulations codified at 45 CFR part 164 (subpart D), as may be amended from time to time.

Business Associate and Covered Entity acknowledge that in the course of providing the services to Covered Entity pursuant to the Agreement (“Services”), Business Associate may receive, maintain, or transmit data that constitutes “protected health information,” as defined at 45 CFR § 160.103, and, as a result, may be deemed a “business associate,” as defined at 45 CFR § 160.103.

This BAA is intended to supplement the Agreement and supersedes any preexisting business associate agreement between the parties. In the case of any conflict between the terms of this BAA and the Agreement, the terms of this BAA shall control with respect to the subject matter addressed herein.

1.	Definitions.

1.1

The following terms used in this BAA shall have the meanings given by HIPAA: Breach, Data Aggregation, Designated Record Set, Disclosure or Disclose, Health Care Operations Individual, Notice of Privacy Practices, Required by Law, Secretary, Security Incident, Subcontractor, Unsecured Protected Health Information, and Use.

1.2

Protected Health Information (“PHI”) and Electronic Protected Health Information (“ePHI”) shall have the same meanings as those terms in 45 CFR § 160.103, and Unsecured Protected Health Information (“Unsecured PHI”) shall have the same meaning as that term in 45 CFR § 164.402; provided, however, that such terms are limited to information received, maintained, or transmitted by Business Associate from or on behalf of Covered Entity.

1.3	The terms “Confidential Information” shall have the meaning given in the Agreement.

2.

Use and Disclosure of PHI by Business Associate. Business Associate shall Use or Disclose PHI only in the manner and for the purposes set forth in this BAA. Business Associate shall not Use or Disclose PHI in a manner that would violate the Privacy Rule if done by Covered Entity, except as permitted by (c) or (d) below. Without limiting the generality of the foregoing, Covered Entity hereby authorizes Business Associate to do the following:

(a)	Use and Disclose PHI as necessary to provide the Services pursuant to the Agreement;

(b)	Use and Disclose PHI as Required by Law;

(c)	Use PHI as necessary for Business Associate’s proper management and administration or to carry out its legal responsibilities;

(d)

Disclose PHI as necessary for Business Associate’s proper management and administration or to carry out its legal responsibilities; provided that the Disclosure is Required by Law or Business Associate obtains reasonable assurances from the recipient that the PHI will remain confidential and be Used or further Disclosed only as Required by Law or for the purposes for which it was Disclosed, and the recipient notifies Business Associate of any instances of which it is aware that the confidentiality of the PHI has been breached; and

(e)	De-identify PHI in accordance with 45 CFR §164.514.

3.	Use and Disclosure of PHI by Covered Entity.

3.1

Covered Entity shall disclose PHI to Business Associate only in the manner and formats authorized by Business Associate in connection with appropriate use of the Services pursuant to the Agreement. Covered Entity is solely responsible for implementing all appropriate safeguards, including access controls, to limit access to the Services and disclosure of PHI to the extent necessary and appropriate.

3.2

Covered Entity shall not authorize, request, or require Business Associate to Use or Disclose PHI in any manner that would violate HIPAA if the Use or Disclosure was carried out by Covered Entity except as permitted by Sections 2(c) and 2(d) above.

3.3

Covered Entity shall notify Business Associate of (i) any restriction on Use or Disclosure of PHI requested by an Individual to which Covered Entity has agreed, (ii) any change in authorized Use or Disclosure of PHI by an Individual, or (iii) any limitation in Covered Entity’s Notice of Privacy Practices, to the extent such restriction, change, or limitation may affect Business Associate’s Use or Disclosure of PHI. Following receipt of such notice, Business Associate shall determine, in its discretion, whether (x) to accommodate such restriction, change, or limitation; (y) require amendment of the Agreement to reflect increased fees that reflect Business Associate’s additional costs or expense; or (z) terminate this BAA and the Agreement without penalty or additional obligation to Covered Entity.

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4.	Protection of PHI.

4.1

Business Associate shall maintain appropriate administrative, technical, and physical safeguards to protect the security, availability, and integrity of PHI and ePHI, and, to the extent applicable, comply with the Security Rule.

4.2

Business Associate shall ensure that any Subcontractors or agents that receive, maintain, or transmit PHI on behalf of Business Associate agree to restrictions and conditions no less restrictive than those that apply to Business Associate in this BAA with respect to such PHI.

4.3

To the extent Business Associate agrees in writing to carry out any of Covered Entity’s obligations under the Privacy Rule, Business Associate shall comply with the requirements of the Privacy Rule that apply to the Covered Entity in the performance of those obligations.

4.4

Business Associate shall mitigate to the extent practicable any harmful effect that is known to Business Associate of a Use or Disclosure of PHI by Business Associate in violation of the requirements of this BAA.

5.	Breach Notification.

5.1

Business Associate shall report to Covered Entity any Use or Disclosure of PHI not provided for in this BAA of which Business Associate becomes aware, including any Breach of Unsecured PHI in accordance with 45 CFR § 164.410.

5.2

Business Associate shall report to Covered Entity any Security Incidents affecting ePHI of which Business Associate becomes aware. Business Associate hereby provides Covered Entity with notice of the ongoing existence and occurrence of attempted but unsuccessful Security Incidents, which include, but are not limited to, pings and other broadcast attacks on Business Associate’s firewall, port scans, unsuccessful login attempts, denial of service attacks, and any combination of the above. So long as such incidents do not result in unauthorized access or Use or Disclosure of PHI, the parties agree that no further notice of unsuccessful Security Incidents is required.

5.3	Business Associate shall provide Breach notification to affected Individuals, government agencies, or other parties.

6.

Access by HHS. Upon request, Business Associate shall make its internal practices, books, and records relating to the Use and Disclosure of PHI available to the Secretary for purposes of determining Covered Entity’s compliance with HIPAA.

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7.	Individual Requests.

7.1

To the extent Business Associate maintains PHI in a Designated Record Set, upon request Business Associate will provide access to PHI or make PHI available for amendment to facilitate Covered Entity’s compliance with the requirements of 45 CFR §§ 164.524 and 164.526, respectively. Unless otherwise approved by Business Associate in writing, Business Associate shall not be deemed to maintain PHI in a Designated Record Set.

7.2

Business Associate shall maintain documentation of its Disclosures of PHI in accordance with 45 CFR § 164.504(e)(2), and, upon request, make such information reasonably available to Covered Entity to assist Covered Entity with complying with its obligations under 45 CFR § 164.528.

7.3

If Business Associate receives a request from an individual pertaining to his or her PHI, Business Associate shall promptly forward the request to Covered Entity. Covered Entity shall be solely responsible for responding to all requests by Individuals.

8.	Term and Termination.

8.1

This BAA is effective as of the Effective Date and shall continue until Business Associate ceases to receive, maintain, or transmit PHI on behalf of Covered Entity, or until this BAA is terminated in accordance with Section 8.2 below, whichever is sooner.

8.2

Either party may terminate this BAA and the Services Agreement if a party determines the other party has violated a material term of this BAA and, if cure is possible, the breaching party has not cured the violation within the reasonable period specified by the non-breaching party.

9.

Effect of Termination. Following termination of this BAA, Business Associate shall destroy or cause to be destroyed all PHI maintained by Business Associate or its subcontractors elsewhere, provided that, if Business Associate determines that such destruction is infeasible, Business Associate agrees to extend the protections of this BAA to such PHI for so long as it is retained, to limit further Uses and Disclosures of such PHI to those purposes that make the return or destruction of the PHI infeasible, and to destroy such PHI when it becomes feasible to do so. Covered Entity acknowledges that Business Associate maintains backup copies of data in the normal course of business and that destruction of such backup copies other than in accordance with Business Associate’s retention policies and procedures is not feasible.

10.	Miscellaneous.

10.1	Amendment. The parties agree to take such action as is necessary to amend this BAA from time to time as is necessary for compliance with the requirements of HIPAA and any other applicable law.

10.2

Interpretation. Any ambiguity or inconsistency in or between this BAA and HIPAA shall be resolved in favor of a meaning that allows the parties to comply with HIPAA. All statutory or regulatory references in this BAA shall mean such statute or regulation as in effect on the Effective Date, or as may be subsequently updated, amended, or revised.

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10.3

Relationship of the Parties. The relationship between the parties shall be that of independent contractors. Nothing in this BAA or any action taken by a party shall create any agency, employment, partnership, association, syndicate, fiduciary, or joint venture relationship between the parties or the parties’ representatives.

10.4	No Third-Party Beneficiaries. Nothing in this BAA is intended or shall be construed to confer any benefit on any third party.

10.5	Survival. The parties’ rights and obligations under Section 9 shall survive termination of this BAA.

IN WITNESS WHEREOF, the parties have executed this BAA.

COVERED ENTITY:	BUSINESS ASSOCIATE:

[ENTITY NAME], A [ENTITY TYPE]	BEHAVIORAL HEALTH PRACTICE SERVICES, LLC

By:	By:

Name:	Name:

Title:	Title:

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